UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

February 4, 2013

AMERICAN EAGLE OUTFITTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33338	13-2721761
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Hot Metal Street Pittsburgh, Pennsylvania	15203-2329
(Address of principal executive offices)	(Zip Code)

(412) 432-3300

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	Other Events

On February 4, 2013, American Eagle Outfitters, Inc. (the "Company") issued a press release announcing the mutual termination of its store license agreement (the "Agreement") with Dickson Concepts (International) Limited ("Dickson") for Hong Kong, Macau, China and other designated territories in Asia (the "Territory"). A copy of this press release is attached hereto as Exhibit 99.1.

Pursuant to an amendment to the Agreement, effective February 4, 2013, the Company will pay Dickson US$10 million to terminate Dickson's right to open additional stores in the Territory, beyond the six existing American Eagle Outfitters Stores in Hong Kong and China ("the Six Stores").

A separate agreement, dated February 4, 2013 (the "Termination Agreement"), terminates all of Dickson's remaining rights under the Agreement. Under the Termination Agreement, the Company will acquire the Six Stores and related assets operated by Dickson. It is anticipated that the Company will pay Dickson approximately US$11 million under the Termination Agreement, subject to adjustments, and that this transaction will close, following completion of customary conditions, in the second or third quarter of 2013.  The Company entered into the Termination Agreement in order to further support its long-term global expansion strategy.

ITEM 9.01.	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
99.1*	Press release dated February 4, 2013 announcing the mutual termination of the license agreement with Dickson Concepts (International) Limited

* Such Exhibit is being "furnished" (not filed) pursuant to Item 8.01 of the Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EAGLE OUTFITTERS, INC.
(Registrant)

Date: February 8, 2013	By:	/s/ Scott Hurd
Scott Hurd
Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Description
99.1*	Press release dated February 4, 2013 announcing the mutual termination of the license agreement with Dickson Concepts (International) Limited

* Such Exhibit is being "furnished" (not filed) pursuant to Item 8.01 of the Current Report on Form 8-K.